Exhibit 99

Investor Relations Contact:	Media Contact:
Amanda Hurley	Jessica Paar
(617) 368-5075	(617) 368-5060

BOSTON BEER REPORTS

SECOND QUARTER 2013 RESULTS

BOSTON, MA (7/31/13) — The Boston Beer Company, Inc. (NYSE: SAM) reported second quarter 2013 net revenue of $181.3 million, an increase of $33.8 million or 23%, over the same period last year, mainly due to core shipment growth of 21%. Net income for the second quarter was $19.7 million, or $1.45 per diluted share, an increase of $5.4 million or $0.39 per diluted share from the second quarter of 2012. This increase was primarily due to shipment increases, partially offset by increased investments in advertising, promotional and selling expenses.

Earnings per diluted share for the 26-week period ended June 29, 2013 was $1.96, an increase of $0.35 from the comparable 26-week period in 2012. Net revenue for the 26-week period ended June 29, 2013 was $317.3 million, an increase of $56.5 million, or 22%, from the comparable 26-week period in 2012.

Highlights of this release include:

•	Depletions grew 24% and 21% from the comparable 13 and 26 week periods in the prior year.

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Second quarter gross margin was 54%; the Company has reduced its full year gross margin target to between 52% and 54% from between 53% and 55% primarily due to increases in ingredient costs and product mix.

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Advertising, promotional and selling expense and customer program and incentive costs increased by a combined $9.1 million or 21% in the quarter, primarily due to planned increased investments behind the Company’s brands.

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Advertising, promotional and selling expenses exclude $3.0 million of customer program and incentive costs that were classified as reductions in revenue in the second quarter of 2013. Customer program and incentive costs were reported in advertising, promotional and selling expense in the second quarter of 2012.

•	Full year 2013 depletions growth is now estimated to be between 17% and 22%, an increase from the previously communicated estimate of 10% to 15%.

•	Full year 2013 earnings per diluted share are now estimated to range from $5.10 to $5.40, an increase from the previously communicated estimate of $4.70 to $5.10.

•	Full year 2013 capital spending is now estimated to be between $100 million to $140 million, an increase from the previously communicated estimate of $85 million to $105 million.

Jim Koch, Chairman and Founder of the Company, commented, “We achieved depletions growth of 24% and record total depletions in the second quarter. Depletions growth in the second quarter improved from our first quarter results of 16%, primarily due to the improved growth of our Samuel Adams Seasonal program and our Samuel Adams Boston Lager. We believe that our depletions growth is attributable to strong sales execution and support from our wholesalers and retailers as well as our great quality beers and strong brands. We were also delighted to learn, that for the fifth year in a row, our wholesalers ranked us the number one beer supplier in the industry, in the annual poll of beer wholesalers conducted by Tamarron Consulting, a consulting firm specializing in the alcohol beverage distribution industry. This is a testament to the efforts of all Boston Beer employees to service and support our wholesalers’ business and to the relationships we have built with them. We continue to innovate and during the quarter we released Samuel Adams Boston Lager and Samuel Adams Summer Ale packaged in our new unique can which has been well received by wholesalers and drinkers and is generally in line with our expectations from a volume perspective.”

Martin Roper, the Company’s President and CEO stated; “In the second quarter, our depletions growth accelerated from prior trends, due to the health of our Samuel Adams beers and the increased distribution of Angry Orchard, which was rolled out nationally during the second quarter of 2012. Our business is healthy and we believe that the strength we see in our main brands may well reflect a response to our increased investments in media, local marketing and point of sale and the efforts of our increased sales force. Accordingly, we have increased our expectations for full-year depletions growth to between 17% and 22% to reflect the current trends and to take advantage of the opportunities that we see, we are increasing our planned investment in our sales force and our support behind our brands for the remainder of the year. We also continue to invest at a high rate in capital improvements in our brewing and packaging capabilities to support our product innovation and brand growth. These improvements include our new can line that began production this quarter and a new bottling line which started initial ramp-up late in the quarter. I would like to recognize the significant efforts of our brewery employees in supporting these start-ups and reacting to the brand acceleration that we have seen. The growth has been challenging operationally and we have had some product shortages and service issues at the end of the quarter. We have been operating at capacity during peak weeks and have increased our usage of third party breweries above plan during the quarter as a reaction, but were unable to meet peak week demand. We expect the new bottling line will help relieve these pressures, as it comes up to speed during the third quarter. Based on the accelerated growth and to address current capacity bottlenecks, we anticipate accelerating capacity and efficiency improvements at our breweries and accordingly are raising our capital spend expectations for 2013 and 2014. We also expect a continued high level of brand investment as we pursue growth and innovation. We are prepared to forsake the earnings that may be lost as a result of these investments in the short term, as we pursue long term profitable growth.”

Mr. Roper continued, “Alchemy & Science, our craft brew incubator, continues to progress with its existing brands, which include the Angel City Brewery, Traveler Beer Company and the Just Beer Project. To date, sales from Alchemy & Science brands have not been significant. Our latest 2013 financial projection includes estimated brand investments attributable to existing Alchemy & Science projects of between $4 million and $6 million and capital investments of between $4 million and $7 million, but these estimates could change significantly when new brands are added. There is no guarantee that the 2013 volume of Alchemy & Science brands will fully cover these and other expenses that could be incurred. We continue to look for complementary opportunities that do not distract us from our primary focus on Samuel Adams, as we believe a portfolio of growing brands is a good outcome for our wholesalers and for us.”

Commenting on the Company’s Freshest Beer Program, Mr. Roper said, “We currently have 120 wholesalers representing over 65% of our volume in our Freshest Beer Program and believe this could reach 75% by the end of 2013. We continue to evaluate whether we can reduce inventory levels further and to invest in the breweries to improve their support of the Program particularly during peak selling periods.”

2nd Quarter 2013 Summary of Results

Depletions grew 24% from the comparable 13-week period in the prior year primarily due to increases in Angry Orchard®, Samuel Adams® and Twisted Tea®.

Core shipment volume was approximately 837,000 barrels, a 21% increase compared to the second quarter of 2012.

Inventory at wholesalers participating in the Freshest Beer Program was lower by an estimated 267,000 cases at June 29, 2013 compared to June 30, 2012.

Gross margin at 53.6% was slightly lower than the 54.5% in the second quarter of 2012. Increased ingredient and processing costs, combined with $3.0 million of customer program and incentive costs that are now recorded as reductions in revenue, were partially offset by pricing increases. In the second quarter of 2012, customer programs and incentive costs were recorded as advertising, promotional and selling expenses.

Advertising, promotional and selling expenses, excluding 2013 customer program and incentive costs of $3.0 million that were reported as a reduction in revenue, were $6.1 million higher than costs incurred in the second quarter of the prior year. The combined increase of $9.1 million in advertising promotional and selling and customer program and incentive costs was primarily a result of increased investments in local marketing and media advertising, costs for additional sales personnel and increased freight to wholesalers due to higher volumes.

General and administrative expenses increased $2.1 million compared to the second quarter of 2012, primarily due to increases in salary and benefit costs.

Year to Date 2013 Summary of Results

Depletions grew by 21% from the comparable 26-week period in 2012, primarily due to increases in Angry Orchard, Samuel Adams, and Twisted Tea.

Core shipment volume was approximately 1.5 million barrels, a 20% increase from the comparable 26-week period in 2012.

Advertising, promotional and selling expenses, excluding 2013 customer program and incentive costs of $5.2 million that were reported as a reduction in revenue, were $11.1 million higher than costs incurred in the comparable 26-week period in 2012. The combined increase of $16.3 million in advertising, promotional and selling and customer program and incentive costs was primarily a result of increased costs for additional sales personnel, increased local marketing and media advertising and increased freight to wholesalers due to higher volumes.

General and administrative expenses increased by $5.2 million from the comparable 26-week period in 2012, due to increases in salary and benefit costs and consulting costs.

Cash and cash equivalents as of June 29, 2013 totaled $24.9 million.

During the second quarter, the Company repurchased approximately 94,000 shares of its Class A Common Stock at a cost of approximately $14.9 million. The Company had no repurchases during the period June 30, 2013 through July 26, 2013. As of July 26, 2013 the Company had approximately $25.5 million remaining on the $325.0 million share buyback expenditure limit set by the Board of Directors.

Depletion estimates

Year-to-date depletions through the 29 weeks ended July 20, 2013 are estimated by the Company to be up approximately 22% from the comparable period in 2012.

Outlook

The Company increased its projection of 2013 earnings per diluted share to between $5.10 and $5.40. The Company’s actual 2013 earnings per share could vary significantly from the current projection. Underlying the Company’s current projection are the following estimates and targets:

•	Depletions and shipments growth of between 17% and 22%.

•	Price increases per barrel of approximately 1% to partially offset anticipated ingredients, packaging, freight and processing cost pressures.

•	Full-year 2013 gross margins of between 52% and 54%, due to anticipated price increases not fully covering anticipated cost pressures and some product mix changes.

•	Increased advertising, promotional and selling expenses of between $20 million and $26 million for the full year 2013, primarily due to planned increased investments behind the Company’s brands and excluding any increases in freight costs for the shipment of products to the Company’s wholesalers.

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Increases of between $4 million and $6 million for continued investment in existing brands developed by Alchemy & Science, which are included in our full year estimated increases in advertising, promotional and selling expenses. Additional projects yet to be launched or acquired may significantly increase investments in Alchemy & Science and advertising, promotional and selling expenses.

•	Full-year effective tax rate of approximately 37%.

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Full-year 2013 spending on capital investments is now estimated to be between $100 million and $140 million, most of which relate to continued investments in the Company’s breweries and additional keg purchases. The wide range is a result of equipment currently anticipated to be delivered to the breweries in late December 2013, which could be delayed.

•	Full-year 2014 capital spending is now estimated to be between $100 million to $130 million, an increase from the previously communicated estimate of $30 million to $50 million.

About the Company

The Boston Beer Company began in 1984 with a generations-old family recipe that Founder and Brewer Jim Koch uncovered in his father’s attic. After bringing the recipe to life in his kitchen, Jim brought it to bars in Boston with the belief that drinkers would appreciate a complex, full-flavored beer, brewed fresh in America. That beer was Samuel Adams Boston Lager®, and it helped catalyze what became known as the American craft beer revolution.

Today, the Company brews over 50 styles of beer. The Company uses the traditional four vessel brewing process and often takes extra steps like dry-hopping and a secondary fermentation known as krausening. It passionately pursues the development of new styles and the perfection of its classic beers by constantly searching for the world’s finest ingredients. While resurrecting traditional brewing methods, the Company has earned a reputation as a pioneer in another revolution, the “extreme beer” movement, where it seeks to challenge drinkers’ perceptions of what beer can be. The Boston Beer Company strives to elevate the image of American craft beer by entering festivals and competitions the world over, and in the past five years it has won more awards in international beer competitions than any other brewery in the world. The Company remains independent, and brewing quality beer remains its primary focus. While the Company is the country’s largest-selling craft beer, it accounts for only approximately one percent of the U.S. beer market. In addition to Samuel Adams beers and some other small craft brands, the Company also brews Twisted Tea (a flavored malt beverage) and Angry Orchard (a hard cider). For more information, please visit www.samueladams.com, www.twistedtea.com, www.angryorchard.com.

Forward-Looking Statements

Statements made in this press release that state the Company’s or management’s intentions, hopes, beliefs, expectations or predictions of the future are forward-looking statements. It is important to note that the Company’s actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including, but not limited to, the Company’s report on Form 10-K for the years ended December 29, 2012 and December 31, 2011. Copies of these documents may be found on the Company’s website, www.bostonbeer.com, or obtained by contacting the Company or the SEC.

Wednesday, July 31, 2013

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Comprehensive Income:

(in thousands, except per share data)	(unaudited)		(unaudited)
	June 29, 2013 (13 weeks)	June 30, 2012 (13 weeks)	June 29, 2013 (26 weeks)	June 30, 2012 (26 weeks)
Barrels sold	842	696	1,478	1,235
Revenue	$194,939	$159,718	$341,351	$282,620
Less excise taxes	13,607	12,215	24,087	21,846

Net revenue	181,332	147,503	317,264	260,774
Cost of goods sold	84,200	67,120	152,349	118,582

Gross profit	97,132	80,383	164,915	142,192
Operating expenses:
Advertising, promotional and selling expenses	50,178	44,108	93,627	82,563
General and administrative expenses	14,906	12,830	29,554	24,343

Total operating expenses	65,084	56,938	123,181	106,906

Operating income	32,048	23,445	41,734	35,286
Other (expense) income, net:
Interest (expense) income	(6)	(2)	(8)	(1)
Other expense, net	(220)	(19)	(342)	(22)

Total other (expense) income, net	(226)	(21)	(350)	(23)

Income before income tax provision	31,822	23,424	41,384	35,263
Provision for income taxes	12,107	9,073	14,757	13,419

Net income	$19,715	$14,351	$26,627	$21,844

Net income per common share - basic	$1.53	$1.11	$2.07	$1.69

Net income per common share - diluted	$1.45	$1.06	$1.96	$1.61

Weighted-average number of common shares - Class A basic	8,765	8,683	8,737	8,667

Weighted-average number of common shares - Class B basic	4,007	4,107	4,055	4,107

Weighted-average number of common shares - diluted	13,462	13,437	13,484	13,428

Other comprehensive income, net of tax:
Defined benefit plans liability adjustment	—	—	—	—
Comprehensive income	$19,715	$14,351	$26,627	$21,844

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Balance Sheets:

(in thousands, except share data)
	June 29, 2013	Dec. 29, 2012
Assets
Current Assets:
Cash and cash equivalents	$24,874	$74,463
Accounts receivable, net of allowance for doubtful accounts of $153 and $125 as of June 29, 2013 and December 29, 2012, respectively	43,480	31,479
Inventories	51,434	44,361
Prepaid expenses and other assets	13,797	6,628
Deferred income taxes	5,411	5,411

Total current assets	138,996	162,342
Property, plant and equipment, net	229,815	189,948
Other assets	5,417	4,656
Goodwill	2,538	2,538

Total assets	$376,766	$359,484

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$37,716	$28,303
Current portion of debt	53	62
Accrued expenses and other current liabilities	60,263	60,529

Total current liabilities	98,032	88,894
Deferred income taxes	20,255	20,463
Debt, less current portion	765	566
Other liabilities	4,178	4,470

Total liabilities	123,230	114,393
Commitments and Contingencies
Stockholders’ Equity:
Class A Common Stock, $.01 par value; 22,700,000 shares authorized; 8,728,383 and 8,703,670 issued and outstanding as of June 29, 2013 and December 29, 2012, respectively	87	87
Class B Common Stock, $.01 par value; 4,200,000 shares authorized; 4,007,355 and 4,107,355 issued and outstanding as of June 29, 2013 and December 29, 2012, respectively	40	41
Additional paid-in capital	168,708	157,305
Accumulated other comprehensive loss, net of tax	(883)	(883)
Retained earnings	85,584	88,541

Total stockholders’ equity	253,536	245,091

Total liabilities and stockholders’ equity	$376,766	$359,484

THE BOSTON BEER COMPANY, INC.

Financial Results

Consolidated Statements of Cash Flows:

(in thousands)	(unaudited)
	June 29, 2013 (26 weeks)	June 30, 2012 (26 weeks)
Cash flows provided by operating activities:
Net income	$26,627	$21,844
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,463	9,633
Loss on disposal of property, plant and equipment	190	18
Bad debt expense (recovery)	28	(7)
Stock-based compensation expense	3,782	3,874
Excess tax benefit from stock-based compensation arrangements	(4,825)	(5,444)
Deferred income taxes	(208)	—
Changes in operating assets and liabilities, net of effects of acquisition:
Accounts receivable	(12,029)	(11,573)
Inventories	(7,073)	(3,094)
Prepaid expenses and other assets	(7,910)	(2,166)
Accounts payable	3,583	6,075
Accrued expenses and other current liabilities	4,487	4,359
Other liabilities	(127)	(227)

Net cash provided by operating activities	17,988	23,292

Cash flows used in investing activities:
Purchases of property, plant and equipment	(45,563)	(31,799)
Cash paid for acquisition of brewery assets and other intangible asset	—	(1,475)
Decrease (increase) in restricted cash	62	(628)

Net cash used in investing activities	(45,501)	(33,902)

Cash flows (used in) provided by financing activities:
Repurchase of Class A Common Stock	(29,586)	(7,582)
Proceeds from exercise of stock options	2,216	3,415
Proceeds from note payable	—	628
Cash paid on notes payable	(62)	—
Excess tax benefit from stock-based compensation arrangements	4,825	5,444
Net proceeds from sale of investment shares	531	398

Net cash provided by financing activities	(22,076)	2,303

Change in cash and cash equivalents	(49,589)	(8,307)
Cash and cash equivalents at beginning of year	74,463	49,450

Cash and cash equivalents at end of period	$24,874	$41,143

Supplemental disclosure of cash flow information:
Income taxes paid	$10,602	$7,270

Acquisition of property and equipment under capital lease	$252	$—

Allocation of purchase consideration to brewery acquisition to the following assets:
Property, plant and equipment	—	338
Tradename	—	401
Goodwill	$—	$1,161

 press releases, including quarterly financial results, Internet at www.bostonbeer.com